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                                                                   EXHIBIT 10.30

               Employee Confidentiality and Inventions Agreement
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     In consideration of my employment with Chemdex Corporation or its subsidiaries (together, "the Company"), I agree as follows:

     1.   Nondisclosure and Nonuse of Confidential Information.  Except as
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required by the nature of my duties or with the prior written approval of an authorized officer of the Company, I will never, during my employment or thereafter, use or disclose any confidential information of the Company or any of its customers, including without limitation customer lists, market research, strategic plans or other information or discoveries, inventions, improvements, know-how, methods or other trade secrets, whether developed by me or others. I will comply with the Company's policies and procedures for the protection of confidential information.

     2.   Use and Return of Documents.  I will not disclose any documents,
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records, tapes and other media that contain confidential information and will not copy any such material or remove it from the Company's premises, except as required by the nature of my duties or as approved by authorized officer of the Company. Upon termination of my employment, I will return to the Company all copies of documents, records, tapes, and other media that contain confidential information.

     3.   Assignments of Rights.  I will promptly disclose to the Company all
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inventions, discoveries, methods, processes, works, and concepts (whether or not patentable or copyrightable or constituting trade secrets) conceived, created, developed or reduced to practice by me (whether alone or with others, and whether or not during normal business hours or on or off the Company premises) during my employment that relate to any present or proposed activity of the Company ("Property"). I assign to the Company my full right, title and interest to all Property. I agree to execute such documents and take such action reasonably requested by the Company in connection with the Property. I will not charge the Company for my time spent in complying with this obligation. All copyrightable works that I create shall be considered "works made for hire."

     4. This Agreement does not apply to Property which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code as follows: "THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction of practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by you for the Company. To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable. This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
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     5.   Non-Recruitment.  For a period of one year after termination of my
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employment, I will not hire or assist in hiring any employees of the Company or encourage any employee of the Company to become employed in any business competitive with the Company's business, nor encourage any consultant or supplier of the Company to discontinue its relationship with the Company.

     6.   Restricted Activities.  I agree that some restrictions on my
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activities during and after my employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company. While employed, I will not undertake any planning for any outside business competitive with the Company. During my employment and for one year after my employment terminates, I will not engage in any business in the United States, whether as an employee, consultant, or otherwise, that is competitive with the business of the Company conducted or under consideration during my employment and will not accept employment or a consulting position with any business that is, or at any time within one year prior to my termination was, a customer of the Company. I may, however, own 5% or less of the securities of any publicly traded company.

     7.   Employment.  Except as provided otherwise in any other agreement
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between me and the Company, my employment is "at will" and either the Company or
I may terminate my employment at any time with or without cause. My employment and my execution and performance of this Agreement do not conflict with any obligations of mine to third parties. I will not disclose to the Company any proprietary information of any third party without its consent.

     8.   Remedies.  I understand that if I violate this Agreement the harm to
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the Company could be irreparable. I agree that, in addition to any other remedies provided by law, the Company will be entitled to obtain injunctive relief against any such violations without having to post a bond.

     9.   Consent to Jurisdiction.  I consent to the jurisdiction of the federal
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and state courts in California in respect of any matter relating to this
Agreement and agree that any dispute relating to this Agreement shall be litigated exclusively in such courts.
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     10.  General.  This Agreement shall inure to the benefit of the Company and
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any successor of the Company by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which I am at any time associated. This Agreement will take effect as a sealed instrument, will continue in effect after termination of my employment for any reason, and will be governed by California law. If any part of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be still enforceable.

Date: December 10, 1999                  Name: /s/ Ashfaq Munshi
                                                   Ashfaq Munshi



ACCEPTED:

CHEMDEX CORPORATION



By: /s/ David P. Perry
Title: Chief Executive Officer